UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 22, 2019

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15903	72-1100013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas		77079
(Address of Principal Executive Offices)		(Zip Code)

(281) 921-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2019, the Board of Directors (the “Board”) of CARBO Ceramics Inc. (“the Company”) temporarily increased the size of the Board from six (6) directors to seven (7) directors. In connection therewith, the Board appointed Carla Mashinski to fill the newly created vacancy and serve as an independent director of the Company, effective as of January 22, 2019. There was no arrangement between Ms. Mashinski and any other person pursuant to which Ms. Mashinski was appointed as a director. Ms. Mashinski’s term commenced on January 22, 2019 and expires at the Annual Meeting of the Stockholders of the Company in 2019 (the “Annual Meeting”), at which Ms. Mashinski shall stand for election. Ms. Mashinski was also appointed to serve on the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

On January 22, 2019, William C. Morris, Chairman of the Board and a director of the Company, informed the Company that he would not stand for re-election to the Company’s Board at the Annual Meeting.  Mr. Morris will serve out his remaining term as a director, which will expire at the Annual Meeting.

On January 22, 2019, the Board nominated for election at the upcoming Annual Meeting Sigmund L. Cornelius, Chad C. Deaton, H. E. Lentz, Jr., Randy L. Limbacher, Gary A. Kolstad and Carla S. Mashinski to serve as directors until the Annual Meeting of the Stockholders of the Company in 2020.

A copy of the press release announcing the appointment of Ms. Mashinski is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The size of the Board will revert to six (6) directors coincident with the Annual Meeting.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 22, 2019, the Board approved an amendment to Article II, Section 3 of the Company’s By-laws (the “Amendment”), effective immediately after the Annual Meeting, to adopt a majority voting standard and director resignation process for the election of directors in uncontested elections. The Board believes the adoption of this Amendment is in the stockholders’ long-term best interests, and is consistent with the Company’s desire to more closely align the interests of the stockholders with the accountability of the Board.

The new majority voting standard provides that to be elected in an uncontested election, the votes cast “for” a director nominee must exceed the votes “against” such nominee’s election. In contested elections, the voting standard will continue to be a plurality of the votes cast.

In an uncontested election, if a nominee who is an incumbent director does not receive a majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the recommendation of the Nominating and Corporate Governance Committee or in the Board’s decision.

The foregoing summary of changes to the By-laws is qualified in its entirety by the full text of the Amendment to the By-laws, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On January 22, 2019, the Board approved revisions to the Company’s Corporate Governance Guidelines to implement a mandatory retirement age for the Company’s directors. Under the new provision, unless otherwise waived by the Board, a director is required to submit his or her resignation from the Board at the end of the term in which he or she becomes 76 years of age.

In addition, the Board approved revisions to the Company’s Corporate Governance Guidelines to adopt a policy requiring that the Nominating and Corporate Governance Committee consider a slate of diverse candidates, including but not limited to women and minorities, for all director openings.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Pursuant to General Instruction B.2 of Form 8-K, the following exhibit is furnished with this Form 8-K.

3.1	Third Amended and Restated By-Laws of Carbo Ceramics Inc.
99.1	Press Release, dated January 24, 2019.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Third Amended and Restated By-Laws of Carbo Ceramics Inc.
99.1	Press Release, dated January 24, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.
Date: January 24, 2019
	By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and Chief Financial Officer